Exhibit 1.11

                	UNITED STATES BANKRUPTCY COURT

                 	FOR THE DISTRICT OF ARIZONA


In Re:

WORK RECOVERY, INC., a Colorado corporation, )  Case No. 96-01640-TUC-JMM
                                             )  Case No. 96-01641-TUC-JMM
                Debtor.                      )  (Jointly Administered)
                                             )
                                             )  Chapter 11
_____________________________________________)
                                             )
                                             )
In Re:                                       )  ORDER CONFIRMING PLAN OF
                                             )   REORGANIZATION
WORK RECOVERY CENTERS, INC., an              )
Arizona corporation,                         )
                                             )
                Debtor.                      )
_____________________________________________)


On the 25th day of November, 1996, came on for consideration the confirmation of Debtors' Joint Amended Plan of Reorganization; and the Court having considered the Plan of Reorganization, dated October 4,1996, and the Modification of Plan, dated November 22, 1996, the oral modifications announced in open court, and the Restated Amended Joint Plan of Reorganization, dated November 26, 1996 (which restated plan is attached hereto as Exhibit 1 and hereinafter referred to as the "Restated Joint Plan"); and, having considered the objections to the Restated Joint Plan, and having allowed the withdrawal of the objections of Al Sabah Trading and Development Company PLC and of Ladislav Beca, and having considered the argument of counsel and the evidence presented,

THE COURT FINDS:

1.	The Restated Joint Plan complies with the applicable provisions of the
Bankruptcy Code;

2.	The proponents of the Restated Joint Plan have complied with the applicable provision of the Bankruptcy Code.

3.	The Restated Joint Plan has been proposed in good faith and not by any means forbidden by law.

4.	Any payment made to to be made by the Debtors for services or for costs and expenses in or in connection with these cases, or in connection with the
Restated Joint Plan and incident to the cases, has been approved by, or is subject to the approval of the Court as reasonable.  The Court specifically finds that the New Common Stock to be issued to the Team for New Management
LLC pursuant to the terms of the Restated Joint Plan represents reasonable compensation for services rendered in connection with these cases.

5.	Debtors have disclosed the identity and affiliations of any individual proposed to be serve, after confirmation of the plan, as a director or officer of the Debtors and the successor the Debtors under the Plan, and their appointment and continuance in such offices are consistent with the interests of creditors and equity security holders and with public policy. Debtors have disclosed the identity of insiders who will be employed by the Reorganized Debtors and the nature of their compensation.

6.	The rates charged by Debtors are not subject to an governmental regulatory commission.

7.	Each holder of a claim or interest has accepted the Plan or will receive or retain under the Plan property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtor were liquidated under chapter 7 of the Code on such date.

8.	Each class of claims or interests has either accepted the Restated Joint
Plan or is not impaired under the Restated Joint Plan, except for Class 2A.

9.	The Restated Joint Plan provides for payment in full, on the Effective Date, of all administrative and priority claims and expenses.

10.	At least one class of claims impaired under the Restated Joint Plan has accepted the Restated Joint Plan, without consideration of acceptances by insiders.

11.	Confirmation of the Restated Joint Plan is not likely to be followed by liquidation, or the need for further financial reorganization, of the Debtors.

12.	All fees required to be paid pursuant to Section 1930 of title 28 have been paid or shall be paid as of the Effective Date.

13.	Debtors are not obligated under an retiree benefit plans.

14.	With respect to Class 2A, the holder of such claim shall receive, on or before the Effective Date, cash in the full amount of its claim together with any and all interest, fees and expenses allowable under section 506(b) of the Bankruptcy Code, which payment constitutes the indubitable equivalent of such claim.

15.	A discount rate of forty percent (40%) is a reasonable discount rate to apply to the value of New Common Stock distributable on account of the Class
2E Claims owned by Allsup and to be exchanged for Allsup's post-petition loan because such stock will be restricted.

16.	The likely fair market value of a share of New Common Stock after the
Effective Date is $2.50.

17.	Thomas Brandon, and his affiliates and insiders holding common Stock in
Debtors, have been guilty of inequitable conduct and have obtained their shares in Debtors through inequitable conduct.

18. 	The Restated Plan provides for the issuance of warrants to certain interest holders, and such issuance is in exchange for an interest in Debtors.

19.	The treatment of each class of claims and interests is summarized in
Exhibit 2, attached hereto. Such exhibit is merely a summary and, in the event of a conflict between the terms of such exhibit and the terms of the Joint Restated Plan, the terms of the Plan shall control.

IT IS HEREBY ORDERED

1.	That the Restated Joint Plan of Reorganization is confirmed.

2.	The objection filed by Robert Manard et al is overruled.

3	The Discount Factor, as defined in the Restated Joint Plan, shall be forty percent (40%).

4.	The Share Rate, as defined in the Restated Joint Plan, shall be $2.50.

5.	The interests of Thomas Brandon, his affiliates and insiders, are appropriately subordinated and separately classified in Class 4H.

6.	The Reorganized Debtor, as defined in the Restated Joint Plan, shall act as
Disbursing Agent.

7.	After the Effective Date of the Plan, Debtors and the Reorganized Debtor are
free to employ professionals and deal with their property without further approval of the Court, except as provided in the Order or in the Plan.

8.	The Court, following Confirmation of the Plan, shall retain jurisdiction over the Plan and over Debtors' cases and proceedings or other matters arising in or relating to Debtors' cases as provided in the Plan.

9.	As of the Effective Date defined in the Plan, the Debtors are discharged and released of any and all debts and Claims of any nature against Debtors that arose at any time before the entry of this Order, including, but not limited to, all principal and any and all interest accrued on such Claims, except as provided in the Plan pursuant to section 1141(d)(1) of the Code. The discharge of Debtors shall be effective, on the Effective Date, as to each Claim, regardless of whether a proof of Claim therefor was filed, whether the Claim is an Allowed Claim, or whether the holder thereof votes to accept the Plan.

10.	Except as provided for in the Plan, on the Effective Date, the Reorganized
Debtor shall be vested with all assets free and clear of all Claims, liens, charges and other interests of creditors arising prior to the Petition Date.

11.	The Debtors' assignment, conveyance and transfer of certain causes of action set for in the Plan to the Claims Trust created by the Plan is expressly approved and authorized, and the Trustee is vested with all the right, power and authority to prosecute and settle these actions on behalf of the Debtors and their estates.

12.	Section 5 of the Securities Act of 1933 and any State or local law requiring registration ofor offer or sale of securities or registration or licensing of an issuer of, underwriter of, or broker or dealer in, securities, are not applicable to the offer or distribution of warrants provided for in the
Restated Plan, by virtue of section 1145 of the Bankruptcy Code, or to the offer of New Common Stock through such warrants pursuant to section 1145(a)(2)
of the Bankruptcy Code.

DATED:  ______________________

________________________________________
United States Bankruptcy Judge